                                                                     EXHIBIT 4.1


                            ALLEGIANCE TELECOM, INC.



                               PURCHASE AGREEMENT


                                                                January 29, 1998


Morgan Stanley & Co. Incorporated
Salomon Brothers Inc
Bear, Stearns & Co. Inc.
Donaldson, Lufkin & Jenrette Securities Corporation

c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York  10036

Ladies and Gentlemen:

                  Allegiance Telecom, Inc., a Delaware corporation (the "Company"), proposes to issue and sell to Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation (collectively, the "Initial Purchasers") 445,000 Units (the "Units"). Each Unit consists of one 11 3/4% Senior Discount Note due 2008 (a "Note") to be issued pursuant to the provisions of an Indenture to be dated as of February 3, 1998 (the "Indenture") between the Company and The Bank of New York (the "Trustee") and one Warrant (a "Warrant") entitling the holder thereof to purchase .0034224719 shares (collectively, the "Warrant Shares") of Common Stock, par value $.01 per share, of the Company (collectively, the "Common Stock"), to be issued pursuant to the provisions of a Warrant Agreement, to be dated as of February 3, 1998 (the "Warrant Agreement"), between the Company and The Bank of New York (the "Warrant Agent").

                  The Units will be offered without being registered under the Securities Act of 1933, as amended (the "Securities Act"), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act, in offshore transactions in reliance on Regulation S under the Securities Act ("Regulation S") and to institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that deliver a letter in the form annexed to the Final Memorandum (as defined below).

                  The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of (i) a registration rights agreement relating to the Notes (the "Notes Registration Rights Agreement"), dated the date hereof, between the Company and the Initial Purchasers and (ii) a registration rights agreement relating to the Warrants (the "Warrant Registration Rights Agreement"), dated the date hereof, between the Company and the Initial Purchasers.

                  In connection with the sale of the Units, the Company has prepared a preliminary offering memorandum (the "Preliminary Memorandum") and will prepare a final offering memorandum (the "Final Memorandum" and, with the Preliminary Memorandum, each a "Memorandum") including a description of the terms of the Units, the Notes and the Warrants and the Common Stock, the terms of the offering and a description of the Company.

                  1. Representations and Warranties. The Company represents and warrants to, and agrees with, you that:

                  (a) The Preliminary Memorandum does not contain and the Final Memorandum, in the form used by the Initial Purchasers to confirm sales and on the Closing Date (as defined in Section 4), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in either Memorandum based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein.

                  (b) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole. Schedule A to the form of opinion of Kirkland & Ellis, attached hereto as Exhibit A, sets forth each jurisdiction in which the conduct of the Company's business or its ownership or leasing of property requires it to be qualified to transact business and be in good standing.

                  (c) Each subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in each Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims. There are no active subsidiaries of the Company other than those listed on Schedule A to the form of opinion of Kirkland & Ellis, attached hereto as Exhibit A and such Schedule A sets forth each jurisdiction in which the conduct of the Company's business or its ownership or leasing of property requires any subsidiary of the Company to be qualified to transact business and be in good standing.

                  (d) This Agreement has been duly authorized, executed and delivered by the Company.

                  (e) The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity, and will be entitled to the benefits of the Indenture and the Notes Registration Rights Agreement.

                  (f) The Warrants have been duly authorized and, when executed and countersigned by the Warrant Agent in accordance with the terms of the Warrant Agreement and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity and will be entitled to the benefits of the Warrant Agreement and the Warrant Registration Rights Agreement.

                  (g) The Warrant Shares have been duly authorized and reserved for issuance upon the exercise of the Warrants and, when issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights or taxes, liens, charges and security interests.

                  (h) Each of the Indenture and the Warrant Agreement has been duly authorized and, when executed and delivered by the Company, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

                  (i) Each of the Notes Registration Rights Agreement and the Warrant Registration Rights Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity and except as rights to indemnification and contribution may be limited under applicable law.

                  (j) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture, the Warrant Agreement, the Notes Registration Rights Agreement, the Warrant Registration Agreement, the Notes and the Warrants (collectively, the "Transaction Documents"), and the issuance, sale and delivery of the Units, the Notes and the Warrants and the issuance of the Warrant Shares upon exercise of the Warrants, will not contravene any provision of applicable law or the certificate of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no permit, license, consent, approval, authorization or order of, or filing, declaration or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under the Transaction Documents, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Units, the Notes or the Warrants or the issuance of the Warrant Shares upon exercise of the Warrants and by Federal and state securities laws with respect to the Company's obligations under the Notes Registration Rights Agreement and Warrant Registration Rights Agreement. Schedule B to the form of opinion of Kirkland & Ellis, attached hereto as Exhibit A, sets forth all material agreements and instruments to which the Company or any of its subsidiaries is a party.

                  (k) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Final Memorandum. Furthermore, except in each case as described in the Final Memorandum, (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (ii) neither the Company nor any of its subsidiaries has purchased any of the Company's outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on the Company's capital stock; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries, taken as a whole.

                  (l) There are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the

Company or any of its subsidiaries is subject other than proceedings accurately described in all material respects in each Memorandum and proceedings that would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under the Transaction Documents or to consummate the transactions contemplated by the Final Memorandum.

                  (m) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an "Affiliate") of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Units, Notes or Warrants in a manner that would require the registration under the Securities Act of the Units, the Notes or the Warrants or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Units (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

                  (n) The Company is not, and after giving effect to the offering and sale of the Units and the application of the proceeds thereof as described in the Final Memorandum, will not be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

                  (o) Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 7 below, it is not necessary in connection with the offer, sale and delivery of the Units to the Initial Purchasers in the manner contemplated by this Agreement to register the Units, the Notes or the Warrants under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

                  (p) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, including all such laws and regulations concerning electromagnetic radio frequency emissions ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                  (q) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                  (r) None of the Company, its Affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Units, the Notes or the Warrants and the Company and its Affiliates and any person acting on its or their behalf have complied with and will comply with the offering restrictions requirement of Regulation S, except no representation, warranty or agreement is made by the Company in this paragraph with respect to the Initial Purchasers.

                  (s) Except as described in or contemplated by each Memorandum, the Company and each of its subsidiaries (i) have all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and have made all declarations and filings with, all federal, state, local and other governmental, administrative and regulatory authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use its properties and assets and to conduct its business in the manner described in each Memorandum, except to the extent that the failure to obtain such licenses, consents, authorizations, approvals, orders, certificates and permits or make such declarations and filings would not have a material adverse effect on the Company and its subsidiaries, taken as a whole and (ii) have not received any notice of proceedings relating to revocation or modification of any such license, consent, authorization, approval, order, certificate or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a material adverse change in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

                  (t) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that
(i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  (u) The Company and each of its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects, except such as are described in each Memorandum and such other liens as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries, in each case except as described in or contemplated by each Memorandum.

                  (v) The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                  (w) No material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                  (x) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would have a material and adverse effect on the Company and its subsidiaries, taken as a whole, except as described in or contemplated by each Memorandum.

                  (y) All licenses issued by the Federal Communications Commission (the "FCC Licenses") required for the operation of the business of the Company and its subsidiaries are in full force and effect and there are no pending modifications, amendments or revocation proceedings which would adversely affect the operations of the Company and its subsidiaries. All fees due and payable to governmental authorities pursuant to the rules governing FCC Licenses have been paid and no event has occurred with respect to the FCC Licenses held by the Company and its subsidiaries which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof. Each of the Company and its subsidiaries is in compliance in all material respects with the terms of the FCC Licenses, as applicable, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which the Company has received notice, nor, to the Company's knowledge, is there any proceeding threatened, by any governmental authority, which would cause the termination, suspension, cancellation or nonrenewal of any of the FCC Licenses, or the imposition of any penalty or fine by any regulatory authority. No registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required by virtue of the execution and delivery of the Transaction Documents or of the consummation of the transactions contemplated hereby, other than as previously obtained from the FCC (a) to avoid the loss of any such license, permit, consent, concession or other authorization or any asset, property or right pursuant to the terms thereof, or the violation or breach of any applicable law thereto or (b) to enable the Company or any of its subsidiaries to hold and enjoy the same after the Closing Date (as defined herein) in the conduct of its business as conducted prior to the Closing Date.

                  (z) Each of the Company and its subsidiaries is solvent and has tangible and intangible assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature. Neither the Company nor any of its subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidating of all or a substantial portion of its property, and neither the Company nor any of its subsidiaries has any knowledge of any person contemplating the filing of any such petition against it.

                  (aa) The Units, Notes and Warrants satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

                  2. Agreement to Sell and Purchase. The Company hereby agrees to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective amount of Units set forth in Schedule I hereto opposite its name at a purchase price of $543.16955 per Unit, for an aggregate purchase price of $241,710,449.75.

                  The Company hereby agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Initial Purchasers, it will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase debt securities of the Company substantially similar to the Notes or Common Stock of the Company or warrants to purchase Common Stock of the Company (other than the sale of the Units, Notes and Warrants under this Agreement and commercial paper issued in the ordinary course of business).

                  3. Terms of Offering. You have advised the Company that the Initial Purchasers will make an offering of the Units purchased by the Initial Purchasers hereunder on the terms to be set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into as in your judgment is advisable.

                  4. Payment and Delivery. Payment for the Units shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Units for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on February 3, 1998 or at such other time on the same or such other date, not later than February 17, 1998, as shall be designated in writing by you. The time and date of such payment are hereinafter referred to as the "Closing Date."

                  Certificates for the Notes and the Warrants shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date. The certificates evidencing the Notes and the Warrants shall be delivered to you on the Closing Date for the respective accounts of the Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Units, Notes or the Warrants to the Initial Purchasers duly paid, against payment of the purchase price therefor plus accrued amortization of original issue discount, if any, to the date of payment and delivery.

                  5. Conditions to the Initial Purchasers' Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Units on the Closing Date are subject to the following conditions:

                  (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

                  (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company's securities by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

                  (ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations, of the Company and its subsidiaries, taken as a whole, from that set forth in the Final Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Units on the terms and in the manner contemplated in the Final Memorandum.

                  (b) The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

                  The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

                  (c) The Initial Purchasers shall have received on the Closing Date an opinion of Kirkland & Ellis, outside counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit A.

                  (d) The Initial Purchasers shall have received on the Closing Date an opinion of Swidler & Berlin, Chartered, regulatory counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit B.

                  The opinions of Kirkland & Ellis and Swidler & Berlin, Chartered, shall be rendered to you at the request of the Company and shall so state therein.

                  (e) The Initial Purchasers shall have received on the Closing Date an opinion of Shearman & Sterling, counsel for the Initial Purchasers, dated the Closing Date, in form and substance reasonably satisfactory to you.

                  (f) The Initial Purchasers shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchasers, from Arthur Andersen & Co., the Company's independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into each Memorandum; provided that the letter delivered on the Closing Date shall use a "cut-off date" not earlier than the date hereof.

                  (g) The Initial Purchasers shall have received such other certificates and documents as they or their counsel may reasonably request.

                  6. Covenants of the Company. In further consideration of the agreements of the Initial Purchasers contained in this Agreement, the Company covenants with each Initial Purchaser as follows:

                  (a) To furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(c), as many copies of the Final Memorandum and any supplements or amendments thereto as you may reasonably request.

                  (b) Before amending or supplementing either Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.

                  (c) If, during such period after the date hereof and prior to the date on which all of the Units, Notes or Warrants shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

                  (d) To use its best effort to register or qualify the Units, the Notes and the Warrants for offer and sale under all applicable state securities or "blue sky" laws of such jurisdictions as you shall reasonably request; provided, however, that the Company shall not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 6(d), (ii) file any general consent to service of process or (iii) subject itself to taxation in any such jurisdiction if it is not so subject.

                  (e) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company's counsel and the Company's accountants in connection with the issuance and sale of the Units and all other fees or expenses in connection with the preparation of each Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Notes and the Warrants to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Units, the Notes and the Warrants under state securities laws and all expenses in connection with the qualification of the Units, the Notes and the Warrants for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Notes, (v) all document production charges and expenses of counsel to the Initial Purchasers (but not including their fees for professional services) in connection with the preparation of this Agreement, (vi) the fees and expenses, if any, incurred in connection with the admission of the Units, the Notes and the Warrants for trading in PORTAL or any appropriate market system, (vii) the costs and charges of the Trustee, the Warrant Agent and any transfer agent, registrar or depositary, (viii) the cost of the preparation, issuance and delivery of the Notes and the Warrants, (ix) fifty percent of the costs and expenses relating to investor presentations on any "road show" undertaken in connection with the marketing of the offering of the Units, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company, the Initial Purchasers and any such consultants, but excluding the cost of any aircraft chartered in connection with the road show which will be paid for by the Company, and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of
         Section 10, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Units by them and any advertising expenses connected with any offers they may make.

                  (f) Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Units, the Notes or the

         Warrants in a manner which would require the registration under the Securities Act of the Units, the Notes or the Warrants.

                  (g) Not to solicit any offer to buy or offer or sell the Units, the Notes or the Warrants by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

                  (h) While any of the Units, the Notes or the Warrants remain "restricted securities" within the meaning of the Securities Act, to make available, upon request, to any seller of such Units, the Notes or the Warrants the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (i) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) will engage in any directed selling efforts (as that term is defined in Regulation
         S) with respect to the Units, the Notes or the Warrants, and the Company and its Affiliates and each person acting on its or their behalf (other than the Initial Purchasers) will comply with the offering restrictions requirement of Regulation S.

                  (j) The Company will not, and will not permit any of its affiliates (as defined in Rule 144A under the Securities Act) to resell any of the Registrable Securities (as such term is defined in the Notes Registration Rights Agreement) that have been reacquired by any of them.

                  (k) If requested by you, to use its best efforts to permit the Units, the Notes and the Warrants to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc.
         relating to trading in the PORTAL Market.

                  (l) The Company will, and will cause the Warrant Agent (with respect to the Warrants) and the Transfer Agent and Registrar (with respect to the Warrant Shares) to, refuse any transfer of Warrants or Warrant Shares, as applicable, sold pursuant to Regulation S if such transfer is not made in accordance with the provisions of Regulation S.

                  7. Offering of Units; Restrictions on Transfer. (a) Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a "QIB"). Each Initial

Purchaser, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, any Units by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Units only from, and will offer such Units only to, persons that it reasonably believes to be (A) in the case of offers inside the United States,
(1) QIBs or (2) other institutional accredited investors (as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities Act) ("institutional accredited investors") that, prior to their purchase of the Units, deliver to such Initial Purchaser a letter containing the representations and agreements set forth in Appendix A to the Memorandum and (B) in the case of offers outside the United States, to persons other than U.S. persons ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Units are deemed to have represented and agreed as provided in the Final Memorandum under the caption "Transfer Restrictions."

                  (b) Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

                  (i) such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Units, the Notes or the Warrants, or possession or distribution of either Memorandum or any other offering or publicity material relating to the Units, the Notes or the Warrants, in any country or jurisdiction where action for that purpose is required;

                  (ii) such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers the Units, the Notes or the Warrants or has in its possession or distributes either Memorandum or any such other material, in all cases at its own expense;

                  (iii) the Units, the Notes and the Warrants have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;

                  (iv) such Initial Purchaser has offered the Units and will offer and sell the Units (A) as part of their distribution at any time and (B) otherwise until 40 days after the Closing Date with respect to the Notes (or if after such date, the date the Notes and Warrants become separately transferable), and one year after the Closing Date with respect to the Warrants, only in accordance with Rule 903 of Regulation S or another exemption from the registration requirements of the Securities Act. Accordingly, neither such Initial Purchaser, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Units, the Notes or the Warrants, and any such Initial Purchaser, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

                  (v) such Initial Purchaser has (A) not offered or sold and, prior to the date six months after the Closing Date, will not offer or sell any Units, Notes or Warrants to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (B) complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Units, the Notes or the Warrants in, from or otherwise involving the United Kingdom; and (C) only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Units, the Notes or the Warrants to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on;

                  (vi) such Initial Purchaser understands that the Units, the Notes and the Warrants have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, any Units, Notes or Warrants in Japan or for the account of any resident thereof except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law; and

                  (vii) such Initial Purchaser agrees that, at or prior to confirmation of sales of the Units, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Units from it during the restricted period a confirmation or notice to substantially the following effect:

         "The Units, the Notes and the Warrants covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the closing date with respect to the Notes (or if after such date, the date the Notes and Warrants become separately transferable) and one year after the closing date with respect to the Warrants, except in either case in accordance with Regulation S (or Rule 144A, if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S."

Terms used in this Section 7(b) have the meanings given to them by Regulation S.

                  8. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Initial Purchaser, and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in either Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein.

                  (b) Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use in either Memorandum or any amendments or supplements thereto.

                  (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. Incorporated, in the case of parties indemnified pursuant to Section 8(a) above, and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

                  (d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Notes or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Units shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Units (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchasers in respect thereof bear to the aggregate offering price of the Units. The relative fault of the Company on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers' respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of Units they have purchased hereunder, and not joint.

                  (e) The Company and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Units resold by it in the initial placement of such Units were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

                  (f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchasers or any person controlling any Initial Purchasers or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Units.

                  9. Termination. This Agreement shall be subject to termination by notice given by you to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc., the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and (b) in the case of any of the events specified in clauses 9(a)(i) through 9(a)(iv), such event singly or together with any other such event makes it, in your judgment, impracticable to market the Units on the terms and in the manner contemplated in the Final Memorandum.

                  10. Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

                  If, on the Closing Date, any one or more of the Initial Purchasers shall fail or refuse to purchase Units that it or they have agreed to purchase hereunder on such date, and the aggregate number of Units which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of Units to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the number of Units set forth opposite their respective names in Schedule I bears to the aggregate number of Units set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Units which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the number of Units that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such number of Units without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Units which it or they have agreed to purchase hereunder on such date and the aggregate number of Units with respect to which such default occurs is more than one-tenth of the aggregate number of Units to be purchased on such date and arrangements satisfactory to you and the Company for the purchase of such Units are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or of the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

                  If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

                  11. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  12. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  13. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

                  14. Notice. All notices and other communications under this Agreement shall be in writing, and, if sent to the Initial Purchasers, be mailed, delivered or sent by facsimile transmission to:

                  Morgan Stanley & Co. Incorporated
                  1585 Broadway
                  New York, New York 10036
                  Attention:  High Yield New Issue Group
                  Facsimile Number:  (212) 761-0587

or, if sent to the Company, will be mailed, delivered or sent by facsimile transmission to the Company at:

                  Allegiance Telecom, Inc.
                  1950 Stemmons Frwy.
                  Dallas, Texas 75207
                  Attention:  Chief Financial Officer
                  Facsimile Number:  (214) 853-7110

                                                       Very truly yours,

                                                       ALLEGIANCE TELECOM, INC.


                                                       By /s/ ROYCE J. HOLLAND
                                                         -----------------------
                                                         Name:  Royce J. Holland
                                                         Title: Chairman and
                                                                Chief Executive
                                                                Officer


Agreed, as of the first date written above

Morgan Stanley & Co.
    Incorporated
Salomon Brothers Inc
Bear, Stearns & Co. Inc.
Donaldson, Lufkin & Jenrette
    Securities Corporation

By Morgan Stanley & Co.
    Incorporated


By   /s/ JAMES D. ALLEN
  -----------------------
  Name:  James D. Allen
  Title: Vice President

                                   SCHEDULE I

                                                   Number of Units
        Initial Purchaser                          To Be Purchased
        -----------------                          ---------------
Morgan Stanley & Co. Incorporated                      222,500

Salomon Brothers Inc                                   135,500

Bear, Stearns & Co. Inc.                                44,500

Donaldson, Lufkin & Jenrette                            44,500
      Securities Corporation
                                                       -------

                     Total.........................    445,000
                                                       =======

                                                                       EXHIBIT A

                                                                       EXHIBIT B